EXHIBIT 99.2

Ameripath Incorporated

Unaudited Pro Forma Condensed Consolidated Financial Statements

On January 31, 2006, AmeriPath Inc. (“The Company” or “AmeriPath”) completed its acquisition (the “Acquisition”) of Specialty Laboratories, Inc. (“Specialty”) in a transaction valued at approximately $335.2 million. Specialty is a leading hospital-focused clinical reference laboratory specializing in esoteric testing. Under the terms of the merger agreement, the Company acquired all common shares of Specialty’s common stock outstanding at closing for $13.25 per common share, or $317.4 million. The Company paid $197.8 million in cash and issued $119.6 million in AmeriPath Holdings, Inc.’s common stock. In addition, AmeriPath paid $9.7 million in cash for outstanding stock options of Specialty. Pursuant to the terms of the merger agreement, Specialty’s outstanding stock options became fully vested and exercisable and were canceled in exchange for the right to receive an amount, for each share subject to the stock option, equal to the excess of $13.25 per share over the exercise price per share of such option. The aggregate purchase price of approximately $335.2 million includes transaction costs of approximately $8.1 million.

In conjunction with the merger of Specialty, the Company terminated its existing senior credit facility and the Company entered into a new senior credit facility (the “New Credit Facility”) with a syndicate of financial institutions led by Wachovia Bank and Citigroup Global Markets, Inc. The new senior credit facility consists of a $203.5 million term loan and a $95.0 million revolving credit facility. The Company borrowed $203.5 million of the term loan and $52.0 million of the revolving credit facility to fund a portion of the Specialty merger consideration, to pay certain transaction costs related to the merger, and to refinance existing indebtedness of the Company.

For the purposes of these unaudited pro forma combined condensed financial statements, the Acquisition is assumed to have occurred as of January 1, 2005 with respect to the unaudited pro forma combined condensed statement of operations and as of December 31, 2005 with respect to the unaudited pro forma combined condensed balance sheet.

The Acquisition will be accounted for under the purchase method. As such, the cost to acquire Specialty will be allocated to the respective assets and liabilities acquired based on their estimated fair values at the closing of the Acquisition. Because these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of fair values attributable to the Acquisition, the actual amounts recorded for the Acquisition may differ materially from the information presented in these unaudited pro forma combined condensed financial statements. The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on managements best estimates of fair value, with the excess cost over the net tangible and identifiable assets acquired being allocated to goodwill. The Company retained the services of a third party valuation firm to assist in the preliminary valuation of the intangible assets. These allocations are subject to change pending a final analysis of the fair value of the assets acquired and liabilities assumed as well as the impact of integration activities, which could result in material changes from the information presented.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Acquisition had occurred on January 1, 2005, nor is it indicative of future operating results or financial position. The unaudited pro forma combined condensed financial statements do not reflect any operating efficiencies and cost savings that the Company may achieve with respect to the combined companies. The pro forma information should be read in conjunction with the accompanying notes thereto, and in conjunction with the historical consolidated financial statements and accompanying notes of AmeriPath and Specialty included in the respective annual reports on Form 10-K and quarterly reports on Form 10-Q. The pro form adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

AMERIPATH, INC

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF DECEMBER 31, 2005

(in thousands)

	AmeriPath	Specialty	Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$3,998	$41,653	$122,421	(a)	$(1,489)
			(215,636	)(b)
			46,075	(c)
Restricted cash	26,684	—	—		26,684
Accounts receivable, net	84,968	28,823	—		113,791
Inventories	2,327	4,163	—		6,490
Deferred tax assets, net	10,909	—	—		10,909
Other current assets	4,963	2,672	—		7,635

Total current assets	133,849	77,311	(47,140)		164,020

Property and equipment, net	49,196	32,187	—		81,383
Goodwill	608,160	5,655	180,924	(f)	794,739
Identifiable intangible assets	165,878	—	53,390	(f)	219,268
Other non-current assets, net	27,066	5,410	669	(e)	33,678
			533	(g)

Total assets	$984,149	$120,563	$188,376		$1,293,088

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$69,544	$13,558	$—		$83,102
Current portion of long term debt	354	—	—		354
Other current liabilities	218	—	—		218

Total current liabilities	70,116	13,558	—		83,674

Long term debt	479,136	—	126,451	(d)	605,587
Other long term liabilities	33,228	3,274	—		36,502
Deferred tax liabilities, net	16,952	—	—		16,952
Stockholders’ equity	384,717	103,731	119,581	(h)	550,373
			46,075	(h)
			(103,731	)(h)

Total liabilities and stockholders’ equity	$984,149	$120,563	$188,376		$1,293,088

See notes to unaudited pro forma combined condensed financial statements.

AMERIPATH, INC

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands)

	AmeriPath	Specialty	Adjustments		Pro Forma Combined
Net revenues	$563,617	$151,727	$—		$715,344
Operating costs and expenses:
Cost of services	300,244	102,671	—		402,915
Selling, general and administrative	109,208	50,385	(2,718	)(k)	156,875
Provision for doubtful accounts	73,766	4,428	—		78,194
Amortization expense	11,227	—	—		11,227
Stock based compensation charges	—	806	(806	)(l)	—
Facility exit costs	—	556	—		556
Loss on sale of practices and asset impairment charges	883	—	—		883

Total operating costs and expenses	495,328	158,846	(3,524)		650,650

Income (loss) from operations	68,289	(7,119)	3,524		64,694
Interest income	—	841	(841	)(i)	—
Interest expense	(48,885)	(424)	(7,600	)(j)	(56,909)
Change in value of derivative	(280)	—	—		(280)
Write off of deferred financing costs	(468)	—	(3,361	)(m)	(3,829)
Other income, net	620	—	—		620

Income (loss) before income taxes	19,276	(6,702)	(8,278)		4,296
Provision (benefit) for income taxes	9,355	5,864	(7,672	)(n)	7,547

Net income (loss)	$9,921	$(12,566)	$(606)		$(3,251)

See notes to unaudited pro forma combined condensed financial statements.

1. SPECIALTY ACQUISITION

On January 31, 2006, AmeriPath, Inc. completed its acquisition of Specialty Laboratories, Inc., a publicly held company based in Valencia, California. In connection with the Acquisition, AmeriPath paid $13.25 per common share or $317.4 million. The Company paid $197.8 million in cash and issued $119.6 million in AmeriPath Holdings, Inc. common stock. In addition, AmeriPath paid $9.7 million in cash for outstanding stock options of Specialty. Pursuant to the terms of the merger agreement, Specialty’s outstanding stock options became fully vested and exercisable and were canceled in exchange for the right to receive an amount, for each share subject to the stock option, equal to the excess of $13.25 per share over the exercise price per share of such option. The aggregate purchase price of approximately $335.2 million includes transaction costs of approximately $8.1 million

The total purchase price was comprised as follows (in millions):

Cash paid to acquire the outstanding common shares of Specialty	$197.8
AmeriPath Holdings, Inc stock issued in connection with the Acquisition	119.6
Cash paid for outstanding stock options of Specialty	9.7
Acquisition-related transaction costs	8.1

Total purchase price	$335.2

Preliminary purchase price allocation

The preliminary allocation of the total purchase price of Specialty’s net tangible and identifiable intangible assets was based on the estimated fair values as of January 31, 2006. Adjustments to these estimates will be included in the allocation of the purchase price of Specialty, if the adjustments are determined within the purchase price allocation period of up to twelve months. The excess of the purchase price over the identifiable intangible and net tangible assets was allocated to goodwill. The total purchase price of $335.2 million has been allocated as follows (in millions):

Goodwill	$203.5
Other intangible assets	53.4
Tangible assets acquired and liabilities assumed:
Cash and marketable securities	40.9
Other current assets	32.5
Fixed assets	31.9
Other non-current assets	5.9
Accounts payable and accrued liabilities	(29.3)
Other liabilities	(3.6)

Total purchase price	$335.2

Other intangible assets

The Company estimated the fair value of other intangible assets through the use of an independent third-party valuation firm that used the income approach to value these identifiable intangible assets which are subject to amortization. These estimates are based on preliminary valuation and are subject to change upon management’s review of the final valuation. The follow table sets forth the components of these other intangible assets and their weighed average estimated useful lives at January 31, 2006:

	Preliminary Fair Value (in millions)	Weighted-Average Useful Life (in years)
Hospital and lab contracts	$25.1	10 - 20
Trademarks	24.5	Indefinite
Physician and customer base	2.3	5 - 7
Payor contracts	0.8	Indefinite
Internally developed software	0.7	5

Total intangible assets	$53.4

2. BALANCE SHEET PRO FORMA ADJUSTMENTS

(a)	Reflects the cash proceeds of $255.5 million from the new senior credit facility the Company entered into net of $4.0 million in deferred financing costs and net of $129.1 million to pay down existing debt. The Company used the net proceeds from the new senior credit facility to pay the purchase price of the Acquisition, pay down existing debt, and pay related transaction costs associated with the acquisition of Specialty. The new senior credit facility consists of a $203.5 million term loan and a $95.0 million revolving credit facility. The related deferred financing costs will be capitalized and amortized over the respective term of the new senior credit facility.

(b)	Reflects the purchase of the outstanding common shares and stock options of Specialty, and the payment of transaction costs associated with the Acquisition of Specialty. In connection with the Acquisition, AmeriPath paid $13.25 per common share in cash or $197.8 million and issued $119.6 million in AmeriPath Holdings, Inc.’s common stock. In addition AmeriPath paid $9.7 million in cash for outstanding stock options of Specialty. Pursuant to the merger agreement, Specialty’s outstanding stock options became fully vested and exercisable and were canceled in exchange for the right to receive an amount, for each share subject to the stock option, equal to the excess of $13.25 per share over the exercisable price per such option. The aggregate cash purchase price includes transaction costs of approximately $8.1 million.

(c)	Reflects an equity cash investment of $46.1 million by Welsh, Carson, Anderson, and Stowe IX (“WCAS”) and other shareholders to help fund the Specialty Acquisition.10-K, WCAS owns a majority of the outstanding shares of AmeriPath.

(d)	Reflects the cash payment of $129.0 million to pay off the existing senior credit facility and an increase of $255.5 million related to the cash proceeds from the Company’s new senior credit facility to fund the Acquisition.

(e)	Represents the reduction in unamortized deferred financing costs of $3.3 million related to the refinancing and repayment of AmeriPath’s existing senior credit facility and the capitalization of $4.0 million related to the deferred financing of the new senior credit facility.

(f)	To record the preliminary purchase price allocation to goodwill of $180.9 million and intangible assets of $53.4 million as though the Acquisition had occurred on the balance sheet date of December 31, 2005. The pro forma adjustment for goodwill differs from the amount shown in Note 1 as a result of different tangible net asset balances as of December 31, 2005 (the date of the unaudited pro forma combined condensed balance sheet) and January 31, 2006 (the date of the Acquisition). The majority of the difference in goodwill, or $14.3 million, relates to an increase in assumed liabilities as of January 31, 2006 as compared to December 31, 2005. Specialty has leased lab space that is idle and will remain idle post Acquisition. Per Emerging Issues Task Force (EITF) 95-3, “Recognition of Liabilities in a Purchase Business Combination”, the cost of a leased acquired facility that will remain idle qualifies as exit costs, which should be recognized as a liability assumed and included as part of the cost of the acquired enterprise.

(g)	To eliminate $0.5 million of direct Acquisition-related costs incurred by AmeriPath which were recorded as prepaid expenses prior to the Acquisition close.

(h)	To record the following adjustments to stockholders’ equity (in millions):

Represents rollover shares from Specialty to AmeriPath in connection with the Specialty Acquisition	$119.6
Represents cash equity investment from WCAS	46.1
Represents the elimination of Specialty’s historical stockholders’ equity	(103.7)

Total adjustments to stockholders’ equity	$62.0

3. INCOME STATEMENT PRO FORMA ADJUSTMENTS

(i)	To record the pro forma decrease of $0.8 million in interest income resulting from cash utilization in connection with the Acquisition. Based on actual cash paid for the Acquisition and the average historical interest rates earned on Specialty funds.

(j)	The pro forma adjustment to net interest expense of $7.6 million represents the assumed increase in interest expense associated with AmeriPath’s new senior credit facility, the net proceeds of which were used to finance the Acquisition of Specialty, pay transaction costs, and refinance existing debt. The increase in our term loan facility and our revolving credit facility resulting from the Acquisition was $104.5 million and $22.0 million, respectively.

(k)	Reflects the pro forma adjustments to remove non-recurring merger costs of $2.7 million, consisting of direct transaction costs incurred and expensed by Specialty in conjunction with the Acquisition between Specialty and AmeriPath expensed in the 2005 fiscal year.

(l)	To remove $0.8 million of Specialty related stock based compensation charges expensed in the 2005 fiscal year.

(m)	In connection with the Specialty Acquisition, the Company terminated its exiting credit facility and entered into a new credit facility. This $3.4 million represents the write off of deferred financing costs related to the credit facility that was terminated.

(n)	To decrease the pro form combined U.S. provision for income taxes by $7.7 million to arrive at the amount that would have resulted had AmeriPath and Specialty filed consolidated income tax returns during the periods presented.